Exhibit 99.1

Howard Hughes Holdings Announces New Date of September 17 for Annual Shareholder Meeting

HHH Executive Chairman Bill Ackman and Chief Investment Officer Ryan Israel to present on the Company’s acquisition of Vantage Group Holdings, anticipated to close in Q2

THE WOODLANDS, Texas, March 31, 2026 – Howard Hughes Holdings (NYSE: HHH) announced today that its 2026 Annual Shareholder Meeting, originally scheduled for June, will now take place in New York City on Thursday, September 17. HHH Executive Chairman Bill Ackman and Chief Investment Officer Ryan Israel will present on the Company’s acquisition of Vantage Group Holdings, which is expected to close in Q2. They will be joined by Chief Executive Officer David O’Reilly for a Q&A session with the audience.

“Convening our 2026 Shareholder Meeting in September will enable us to share strategic insights into our acquisition of Vantage following its expected closing in Q2,” said Bill Ackman, Executive Chairman of Howard Hughes. “We look forward to discussing how the combination of Vantage's insurance expertise and Pershing Square's investment capabilities creates the opportunity to build a large, highly profitable insurance company and an important source of long-term value creation for Howard Hughes shareholders.”

Details of the upcoming shareholder meeting, including the specific time and location, will be provided in a forthcoming press release and in the Company’s definitive proxy statement. The meeting is open to the public; advance registration is required, and priority will be given to HHH stockholders. Only HHH stockholders of record as of July 22, 2026, will be entitled to vote at the meeting.

About Howard Hughes Holdings Inc.

Howard Hughes Holdings (HHH) is a holding company focused on growing long-term shareholder value. Through its real estate platform, Howard Hughes Communities, HHH owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including The Woodlands®, Bridgeland® and The Woodlands Hills® in Greater Houston; Summerlin® in Las Vegas; Teravalis™ in Greater Phoenix; Ward Village® in Honolulu; and Merriweather District in Columbia, Maryland. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in Howard Hughes Holdings Inc.’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. Howard Hughes Holdings Inc. cautions you not to place undue reliance on the forward-looking statements contained in this release. Howard Hughes Holdings Inc. does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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Media Relations:

Cristina Carlson

Howard Hughes

cristina.carlson@howardhughes.com

646-822-6910

Francis McGill

Pershing Square

McGill@persq.com

212-909-2455

Investor Relations:

investorrelations@howardhughes.com

281-929-7700